Exhibit 10.1
GLOBAL INDUSTRIES, LTD.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective May 20, 2009, each non-employee Director of Global Industries, Ltd. (the “Company”) shall receive the following compensation for each election cycle he or she is elected or appointed to serve as a Director:
1.	Annual Cash Retainer – $60,000;

2.	Annual Equity Grant – $100,000 in Company common stock;

3.	Leadership Fee – $20,000 for the Lead Director and Audit Committee Chair and $10,000 for other Committee Chairs;

4.	Annual Physical – Reimbursement of each non-employee Director and his or her spouse for the cost of an annual physical at a medical facility to be selected or approved from time to time by the Company, including any reasonable travel expenses; and

5.	Expenses – Reimbursement of reasonable out-of-pocket expenses incurred while fulfilling his or her duties as a Director of the Company, including attending Company related activities and attending any meeting or Committee meeting of the Board of Directors.
Payment Procedures
Compensation will be paid to non-employee Directors as follows:
1.	Annual Cash Retainer – The annual cash retainer will be paid in two equal installments with the initial payment made upon the Director’s election date and the second payment on the six month anniversary of such date. In the event of appointment during an election cycle, or if a Director serves less than the full election cycle, the cash retainer will be pro-rated based upon the months served during the cycle. Directors leaving the Board who have received advance payment of the Cash Retainer will be required to repay a pro-rata share of such advance payment based on the number of months served.

2.	Annual Equity Grant – The annual equity grant awarded under the Company’s 2005 Stock Incentive Plan (the “Plan”) will be made in four quarterly installments valued at $25,000 based on the closing price of the Company’s common stock on the grant date. The initial grant date will be the first day of trading in Company stock ninety (90) days after the Director’s election with subsequent quarterly grant dates on the first day of trading in Company stock occurring ninety (90) days after the prior grant date. The number of shares awarded may be reduced at the election of the Director to reflect federal and state taxes on the grant in accordance with applicable law. For Directors serving less than a full election cycle, the number of shares awarded during the Cycle will be adjusted on a pro-rata basis to reflect the number of months served.

3.	Leadership Fee – The leadership fee will be paid in full in cash upon appointment to a leadership position by the Board at the commencement of the election cycle. Directors appointed to a leadership position during an election cycle will receive a pro-rated leadership fee reflecting the number of months remaining in the cycle. Any Director who has received advance payment of a leadership fee and who then leaves the leadership position prior to conclusion of the election cycle shall repay the Company a pro-rata share of the leadership fee based upon the number of months served in the position.

4.	Change-In-Control – In the event of a Change-In-Control of the Company, as defined in the Plan, each non-employee Director shall receive full payment for all annual compensation payable under this Policy for the remainder of the election cycle in the event their service as a Director is terminated early as a result of the Change-In-Control. Installments of the Annual Cash Retainer will be made in cash by the Company on the effective date of the Change-In-Control. Remaining quarterly installments under the Annual Equity Grant shall be valued and granted to the Director on the effective date of the Change-In-Control.
The Compensation Committee or the Board of Directors shall review this policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted, provided, however, that equity awards under this policy will cease without any action of the Compensation Committee or the Board if the Plan expires or if there are no remaining shares of Company common stock available for issuance under the Plan.
Employee Directors shall not receive any compensation for their service as a member of the Board of Directors. Expenses of employee Directors incurred in connection with attending any meeting of the Board of Directors or any of its Committees shall be reimbursed in accordance with the Company’s expense reimbursement policies applicable to executives.

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